Exhibit 99.1

KOIL Energy Announces New CFO

April 21, 2025

HOUSTON, April 21, 2025 (GLOBE NEWSWIRE) -- Koil Energy Solutions, Inc. (OTCQB: KLNG), (the "Company") today announced the appointment of Mr. Kurt Keller as the chief financial officer (CFO), effective April 22, 2025. Mr. Keller has two decades of financial leadership experience from middle-market companies, where he has successfully scaled operations and transformed businesses, growing revenues from $20 million to $100 million.

Before joining KOIL Energy, he was an executive at private equity-backed firms PurgeRite and SunGrid Holdings. From 2018 to 2022, he served as CFO at Mantis Innovation Group, a construction and facilities services firm. From 2007 to 2017, he was the CFO of Navasota Energy Services, a builder and operator of power generation facilities. From 1999 to 2006, he provided advisory services at Deloitte. He earned a BA in economics from Baylor University and an MBA from Vanderbilt University. Mr. Keller holds both Chartered Financial Analyst (CFA) designation and Certified Management Accountant (CMA) certification.

“We are excited to welcome Kurt to the KOIL Energy team. His extensive experience in scaling businesses, both organically and through mergers and acquisitions, will prove to be incredibly valuable. Kurt is a transformational leader and perfect for KOIL Energy’s growth journey. We are confident that his leadership will further enhance and solidify our financial policies, strategy, and overall performance,” said Erik Wiik, president and CEO of KOIL Energy. “Maintaining financial discipline is crucial to our ability to meet our commitments to customers, shareholders, and employees.”

KOIL Energy is a leading energy services company offering subsea equipment and support services to the world's energy and offshore industries.

Investor Relations:

ir@koilenergy.com

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